EXHIBIT 99.1

 SUN HEALTHCARE GROUP

February 28, 2006

12:00 pm CT

Operator:	Good afternoon. My name is Phyllis and I will be your conference operator. At this time I would like to welcome everyone to the Sun Healthcare Group Fourth Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 1 on your telephone keypad. Thank you.

Mr. Newman, you may begin your conference.

Michael Newman:

Thank you. Good morning and welcome to our call. I hope you all have seen our press release announcing our earnings for the fourth quarter and 2005 fiscal year. If not, a copy can be obtained from our Website at www.sunh.com.

Before we begin, I'd like to note that during this conference call certain statements will be made that contain forward-looking information, such as forecasts of future financial performance.

Although Sun Healthcare believes that the expectations reflected in any of its forward-looking statements are reasonable based upon existing trends and information in our judgment as of today, actual results could differ materially from those projected or assumed based on a number of factors, including those factors included in our annual report on Form 10-K and other filings with the SEC.

Sun Healthcare's future financial condition and results of operations as well as any forward-looking statements are subject to inherent known and unknown risks and uncertainties. We do not intend and undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

During today's call references may be made to non-GAAP financial measures. Investors are encouraged to review these non-GAAP financial measures and the reconciliation of these measures through the comparable GAAP results in our 8-K filed with the SEC today, a copy of which can be found on our Website at www.sunh.com.

This call, its contents and any replay of this call are the sole property of Sun Healthcare Group and may not be rebroadcast, transmitted or used by any other party without the prior written consent of Sun Healthcare Group.

I will now turn the call over to Rick Matros, our Chairman and Chief Executive Officer.

Richard Matros:

Thanks Mike, and thank you everyone for joining us this morning. The presentation this morning will go as follows. We'll talk about for both the year and the quarter respectively continuing operations without the one month results of Peak's operations and then we'll go into our as reported results which obviously then include the one month that we had Peak in December.

For continuing operations for the year ending December 2005, excluding the one-month operations of Peak Medical our revenues improved 5.9% to $861 million. EBITDAR was $64.4 million and net income was $4 million compared to EBITDAR's $70.6 million and net income of $9.9 million for the prior year.

And once again the company realized significant reductions in their self-insurance reserves for general and special liability in worker's comp. Bryan Shaul, our CFO will get into those numbers in specific detail following my portion of the presentation. And the reductions that we realized in our risk - in both those areas of reserves are consistent with what we've been seeing for the past two years as we have an actuarial analysis done every fourth quarter and every second quarter.

Excluding these reductions for both year ending 2005 and year ending 2004 and a $400,000 charge for debt extinguishment in the current period as well as $3.4 million gain in debt extinguishment in 2004, the companies adjusted EBITDAR was $58 million or 6.7% of revenues which was a 14.4% improvement over 2004's EBIDAR of $50.7 million which was 6.2% of revenue, so a 50 basis point improvement in margins as well.

Our net loss excluding the aforementioned items was $2.4 million as compared to a net loss of $10 million for the year ending 2004.

As reported for the year ending 2005, our revenues increased 8.5% to $882.1 million. Our net income was $24.8 million for the year, compared to a loss of $18.6 million for the year ending 2004.

Excluding the reductions of our insurance reserves and debt extinguishment, our net income for 2005 was $3.8 million compared to a loss of $35.2 million in the prior year.

For the quarter ending December of 2005 our continuing operations, again excluding the one-month results of Peak, showed increased revenues of 9.9%

to $224.8 million. Our EBITDAR was $19.6 million and net income of $4.7 million, compared to EBITDAR of $22 million and net income of $5.5 million for the fourth quarter 2004.

Again excluding reductions in our insurance reserves for both periods and a $400,000 charge for debt extinguishment in the fourth quarter of 2004, the company's adjusted EBITDAR was $13.3 million, 5.9% of revenues for the current quarter. And that was a 70.5% increase over the fourth quarter of 2004 where EBITDAR was $7.8 million or 3.8% of revenues.

Our net loss adjusted for the aforementioned items and for the current quarter was $1.6 million, as compared to a net loss of $8.9 million for the prior quarter.

As reported for the quarter ending December '05, which again includes the results of Peak's - the acquisition of Peak in December, our revenues increased 20.2% to $245.9 million. Net income was $11.7 million, compared to a net loss in the prior period of $4.4 million. Excluding the reductions of our insurance reserves and debt extinguishment, the net loss adjusted for the quarter was $2.8 million, compared to a net loss of $14.2 million for the prior period.

With the restructuring well behind us and with the consummation of the acquisition of Peak and our equity offering in addition to the significant improvements in the income statement, we feel particularly good about how materially improved our balance sheet is as evidenced by our shareholders deficit.

Our shareholders' deficit at year-end is a negative $2.9 million, close to breakeven. A year ago that deficit was a negative $123.4 million and prior to the beginning of our restructuring at the end of 2002, our shareholders' deficit was a negative $187.2 million.

Similarly, our debt to EBITDAR which was at a high point of 7.7 prior to the restructuring is now at 3.5 times, excluding the consolidation of our Clipper portfolio per FIN 46. This obviously allows us to be much more competitive as we look to finance opportunities in the future. Bryan will get - give you some more specific detail on our debt stats when we get to his portion of the presentation.

Our G&A is now presented in two pieces so that we can more accurately be compared to our peers. Our corporate G&A increased to $47.2 million for the year from $44.1 million in 2004. That was a lower percentage of revenue. Our G&A as a percent of revenue was 5.3% for 2005, compared to 5.4% for 2004.

For the quarter we showed reductions of actual expenses as well as a percent of revenue. Our corporate G&A came in at $13.7 million for the fourth quarter of 2005, which was 5.6% of revenues, compared to $14.1 million or 6.9% of revenues, so it's a dramatic improvement there in 2004.

The current quarter showed the very early results of our profit improvement - process improvement efforts which we expect to reap greater rewards from over that course of 2006.

Labor growth has been moderate for the company. Our consolidated operating salaries with benefits for the year was 60.1% of revenues, up 90 basis points from 59.2% in 2004. For the quarter the company was at 59.6% of revenues, up 30 basis points from 59.3%. In terms of the actual increase and salaries, we're looking at an increase of just about 5% for the year.

Our guidance for 2006 is as follows: Our revenue will range from $1.17 billion to $1.18 billion. Our EBITDAR will range from $99-1/2 million to $102 million. Our EBITDA will range from $42-1/2 million to $45 million. Our net income will range from $9 million to $11-1/2 million or 29 cents per basic share to 37 cents per basic share. This anticipates an improvement in the company's consolidated EBITDAR margin of close to 200 basis points over 2005.

Our guidance assumes no acquisitions, the historical Medicare market basket increase of approximately 3% and aggregate increases in Medicaid of 4.2%

In terms of what's currently happening right now in the political environment with reimbursement, let me address a couple of things. One in terms of Part D we've received tremendous cooperation in working with both our pharmacy providers, Omnicare and Pharmerics. And while it's certainly been an administrative hassle at the local level, we haven't experienced any slowdown in payment and to this point the process has gone as smoothly I think, as anybody could have anticipated. Whether later on there are any issues with outliers in terms of payment for outliers is yet hard to determine. But at this point in time we feel pretty comfortable with how the process has been rolling out.

In terms of the therapy cap I think everybody knows at this point there's an exception process that's been defined. That exception process based on our assessment will cover the great majority of our patients. So at this point we don't see any negative impact to a material extent from the therapy (cap).

In fact as the exception process is currently defined, it looks like it'll be close to as effective as the moratorium on the therapy cap was. I think the issue for the sector is that the exception process is in place for a year so we either need to get that exception process extended for an additional year or work with CMS which obviously is our intent in terms of the industry to have a permanent solution to the therapy cap.

No one in the industry or on the hill sees the therapy cap as something that they want to see continued for the sector. And I think that's the reason that CMS was charged with putting an exception process in that is so functional for the sector. So at this point our assessment of the exception process is that it's a positive for the company and a positive for the industry.

In terms of any of the other recommendations in the President's budget proposal, I think as with every other year, you know, the first pass never looks like what it's going to look like at the end of the result and given the fact that this is a election year, you know, there a whole host of wild cards and certainly from an industry perspective we'll be very active lobbying towards any types of reduction in reimbursement.

I'd also note before I move on to the operating segment that the integration of Peak Medical is proceeding as planned uneventfully. So we look forward to having that as part of our earnings stream in 2006.

The first operating segment I'll address is SunBridge which is our inpatient operating segment and the core of our business. Revenues excluding Peak increased 5% for the year from $585.8 million to $615.1 million and 7.4% for the quarter from $149.6 million to $160.7 million.

Adjusting for that reduction in insurance reserves previously noted and excluding Peak, EBITDAR for our inpatient operations improved 17.2% to $85.2 million, which was 13.8% of revenues. That's up from $72.7 million or 12.4% of revenues. Similarly for the quarter, EBITDAR improved 24% and $21.7 million or 13.5% of revenues, up from $17-1/2 million or 11.7% of revenues.

Occupancy was slightly down 40 basis points for the year and for the quarter at 90.4% and 90.2% respectively. Our Medicare mix was up 80 basis points for both periods of 13.8%. Medicare as a percent of revenue improved 90 basis points for the year from 29.4% to 30.3% and 50 basis points for the quarter from 29.5% to 30%.

Medicare rates were up 2.7% for the year, which essentially reflected the market basket increase from $302.64 to $372.58. For the quarter we're up 2.9% from $371.52 to $382.37. We are now expecting that our Medicare rates for 2006 will be higher than they were at the end of the third quarter as a result of the RUGS refinement.

And I think as you will recall most of us in that industry expected a negative hit to our Medicare rates for the calendar year 20065 as a result of the RUGs refinement. Most of us got more optimistic as time went on that while it might be negative it wouldn't be as negative.

At this point in time things are proceeding more positively than we expected in terms of what's occurring with our case mix and our facilities. And so we're making again more progress than we anticipated. And now have the expectation that compared to our rates prior to RUGs refinement it'll be positive in 2006.

And we've only got one month of data under our belt so I won't give anymore specifics beyond that until we issue our first quarter results and have a full quarter of the results under our belt and then I'll be able to talk more specifically to the actual rates that we're experiencing.

Medicaid rates improved 5.2% for the year from $133.97 to $140.99 and 8.8% for the quarter from $136.92 to $148.97. The 8.8% for the quarter was primarily a result of the new Medi-Cal reimbursement system in the State of California that got executed.

With Peak included, the company's occupancy was 86.3% for the quarter, Medicare at 13.6% of mix and 29.9% of revenues, so you can see with Peak included our occupancy which normally is around the 91% level is a little bit over 86% on Medicare mix and Medicare as a percent of revenue was slightly lower so we see upside with the acquisition of Peak, both on a Medicare mix, Medicare revenue and overall occupancy.

Labor costs or our inpatient unit were up 5.2% for the year and 5.8% for the quarter. But as a percent of revenue were essentially flat for the year at 42% and actually down 50 basis points for the quarter at 41.6%.

Next I'll move on to SunDance which is our rehabilitation segment and again this is primarily a contract rehabilitation business that services nursing homes. Revenue for the year improved 3.2% to $137.3 million from $133.1 million. For the quarter revenues improved 10% to $34-1/2 million from $31.3 million.

Gross margins decreased to 18-1/2% from 23.1% for the year and to 17.4% from 21.6% for the quarter. EBITDA decreased to $7-1/2 million from $10‑1/2 million for the year with margins of 5.9% and 8.3% respectively. EBITDA for the quarter increased slightly from $1.8 million to $1.9 million but margins decreased slightly to 5.6% from 5.7%.

And that whole issue is, and I think everybody is familiar with in this sector, is the rise in labor costs, our operating salaries were up 7.2% for the year and just shy of 18% for the quarter. Our operating salaries as a percent of revenue were 57.3% for the year, which is a 4% increase over 2004 and for the quarter our operating salaries as a percent of revenue were 58.8%, 7% higher than the same quarter in 2004. Our non-affiliated contract at year-end were 328 contracts, up from 304 in 2004.

This business unit has a lot of areas for improvement that we can strategically impact this year and we expect to see results to that in the second quarter. Specifically the margin deterioration is primarily in the non-affiliated business. We'll be shedding contracts with low margins unless we receive price increases and we'll exit certain states in total where we don't have affiliated business.

This will allow us to more aggressively reduce overhead associated with the business segment as well as the natural improvement we'll see in the bottom line in the margin by shedding low margin and unprofitable business.

Additionally we'll focus less on increasing the number of new contracts and on the profitability of existing ones. By doing so we'll be able to reduce the size of our sales force and thereby capture even more of the overhead. These changes will result in both improved earnings and margins for the business.

We have already started making these changes but again we don't expect to feel the impact until the second quarter. Should labor trends and pricing improve we're fully prepared to continue to grow the top line on an organic basis through our sales efforts but at this point that doesn't seem like an effort that's worth our time. And at the end of the day the size of the business doesn't really matter to us.

What matters to us is the profitability and the margins and when you look at the companies consolidated margins this unit has had the biggest impact on having a negative effect to the consolidated margins of the company. So what you should expect is that at least in the interim you'll see a strategic reduction in revenue but again that will have a positive effect both on this business unit's margins and profitability as well the company's.

Next I'll move on to our staffing company which we call CareerStaff. CareerStaff had a very good year. As with our inpatient segment, performance was very strong.

Revenues for the year increased 25.2% from $56.8 million to $71.1 million, of which $6.1 million is from acquisitions. Revenues for the quarter improved 43.1% to $14.4 million and from $14.4 million to $20.6 million of which $3.7 million is attributed to acquisitions. So as you can see from both of these metrics we had very very strong organic growth even in the absence of acquisition.

EBITDA for the year improved 58% to $5.3 million from $3.4 million and margins are at 7.5% versus 5.9% a year ago. For the quarter EBITDA improved 8.5% to $1.1 million from $1 million.

Margins slipped from 7.3% go 5.5% and that was really by design, in part was due to some increased labor costs but also was due to some increased costs we added to the infrastructure because our top line has been growing so quickly. It outstripped our ability to support it and so we needed to invest in the infrastructure in order to support the top line growth that we expect this year.

So the margin slippage that we saw in the quarter was really just a function of that and we expect that to improve going forward.

Operating salaries as a percent of revenue were up 2% for the year and 1.7% for the quarter. Our bill-to-pay spread for the year improved 2.6% and for the quarter improved 4.9%. Our average bill rate was up 5.6% for the year at over $53 and for the quarter increased 7.5% at over $55.

Next I'll move on to our home health segment, SunPlus. Our home health revenues for the year were up 7.2% to $60.8 million from $56.7 million. For the quarter revenues were up $7.2% to $15.3 million from $14.2 million. EBITDA for the year increased to $3.4 million with a 5.6% margin from $4.1 million and a 7.3% margin, for the quarter to $500,000 from $600,000, so essentially the same EBITDA for the quarter, a 3.4% margin for the current quarter versus the 4.5% margin for the quarter ending December 2004.

The EBITDA slippage was primarily due to increased labor costs as well as operational issues. We resolved the operational issues. We made a change in senior management for this segment. Additionally we operationally reorganized the company going into 2006 along with the promotion of Bill Mathies as the Chief Operating Officer. We've taken our home health segment and moved it under our staffing segment and we're determining to to what extent our home health business can benefit from the recruiting expertise of our staffing segment.

Our operating salaries as a percent of revenue for the year were up 2-1/2% to 58.1% and for the quarter were up 1.9% to 58.8%. Operating salaries themselves were up 9.8% for the year and 9.2% for the quarter. Our net episode rate for the year was up 3.1% to 2,840 from 2,754 and for the quarter our net episode rate was up 4.4% to 2,885 from 2,762.

Our process episodes increased 3.5% for the year to 12,494 from 12,070 and for the quarter 1.4% to just under 3,000 episodes up from 2,943. Our episodes per visit improved to 14.9 from 15.6 for the year and to 15 from 15.6 for the quarter.

As you'll recall we issued a press release several weeks ago. The Medicare home health rate was frozen effective January and that affects us for about $900,000 in this business unit. This business unit has really been a same store of business for well in excess of 20 years and we expect it basically to hold its own for 2006 and not to show material improvement in the absence of acquisitions, although we do see - expect to see some operational improvement over what we had experienced with the change in leadership that we've made.

And with that let me turn the call over to Bryan Shaul, our CFO. Bryan.

Bryan Shaul:

Thank you, Rick. As Rick has already touched on the key operating results, my comments will pertain to balance sheet and liquidity matters. Initially I would like to discuss two significant transactions that we completed in December 2005. First on December 9 we completed the purchase of Peak Medical Corporation. The total purchase price was $164.4 million which included the fair value of Sun common stock issued of $55.5 million, the fair value of Peak debt obligations that were assumed of $95.7 million and estimated $12.8 million in direct transaction costs.

Under the purchase accounting method, the total purchase price was allocated to Peak's tangible and intangible assets based on their estimated fair values. As a result of the transaction Sun recorded good will of $75.9 million and additional equity of $68.7 million was recognized.

Sun also recorded a one-time pre-tax charge for a transaction cost of $1.1 million in December 2005. The charge reflects the impact of conforming Peak's methodologies for estimating the allowance for doubtful accounts and inventory on hand. On an unaudited, pro forma basis, revenues for Sun and Peak combined for the 12 months ended December 31, 2005 would have been $1.1 billion and normalized EBITDAR would have been $93.4 million for the same period.

The other significant December transaction was the completion of our equity offering of 6 million shares of common stock for $6 per share with an additional 900,000 shares being subsequently exercised by the underwriters to cover over-allotments. Net proceeds from the transaction, including the over-allotment, were $38.4 million.

The merger with Peak resulted in ownership changes under Internal Revenue Code Section 382 for both Sun and Peak. After considering the Section 382 limitations resulting from the ownership changes and the reduction of certain tax attributes related to the exclusion of the gain on the extinguishment of debt in 2002, we have approximately $74 million of federal and $37 million of state utilizable NOL carry-forwards with expiration dates through the year 2025.

Based on our preliminary calculation the combined maximum federal NOL carry-forward that can be utilized in any one year is approximately $5.8 million. We expect to finalize the calculation of the Section 382 limitation during 2006, which may affect the amount of utilizable NOL carry-forwards. We expect to be a taxpayer in 2006 and our effective tax rate should be approximately 40% with our cash payments being somewhat less than that after giving effect to the impact of our NOL carry-forwards.

We had available liquidity of $78.6 million at December 31, 2005, as compared with cash and available borrowing capacity of $26.7 million at September 30, 2005. The liquidity at December 31 was comprised of $16.6 million cash and cash equivalents and $61.9 million of available borrowing capacity under our Amended and Restated Revolving Loan Agreement.

The credit facility was amended on December 2, 2005 to increase the borrowing capacity from $75 million to $100 million. The defined borrowing base as of December 31 was $86.5 million. Under certain circumstances, the borrowing capacity of the facility may be expanded to up $150 million. The facility matures on January 31, 2009.

Now walking through the components of our cash flow, operating activities provided cash flow of $6.6 million during the fourth quarter of 2005, which when added to cash flow from operating activities of $3 million in the third quarter 2005, brings second half cash flow to $9.6 million - in line with our forecast for positive cash flow in the second half of 2005.

Excluding the reduction of self-insured reserves for general and professional liability and worker's compensation for prior periods of $14.5 million in the fourth quarter of 2005, cash flow from operating activities for the quarter would have been $21.1 million.

Cash used by investing activities during the fourth quarter of 2005 was $16.7 million. Disbursements included $5.6 million in capital expenditures made primarily for improvements in our inpatient facilities and system enhancements and $12.4 million related to transaction costs for the Peak acquisition that I discussed earlier.

Total capital expenditures in 2005 were $17.4 million. We expect CapX for the consolidated entity to be in the range of $24 million in 2006.

Net cash provided by financing activities during the fourth quarter 2005 was $15.9 million. As I previously mentioned, we received $38.4 million in net proceeds from our public equity offering. At that time, we reduced our revolver by $21 million. We also reduced our long-term debt during the quarter by $1.5 million through normal amortization. Cash used in financing activities in the fourth quarter of 2004 was $1.2 million, which was primarily used for the pay down of our long-term debt.

Our working capital deficit at December 31, 2005 was $66.8 million, primarily as a result of mortgages totaling $45.9 million coming due in 2006 and the addition of an $11.2 million capital lease acquired in the Peak transaction, which we expect to convert to an operating lease during 2006.

Included in the mortgages coming due in 2006 are mortgages held by one lender on five facilities having an aggregate balance of $10.9 million. These mortgages mature on May 1, 2006. We are currently in discussions with several potential lenders and expect to refinance these facilities, prior to the due date, on terms at least as favorable as the current terms. Also included in the mortgages coming due during 2006 are six mortgages held by the Clipper

Partners having an aggregate balance of $34.4 million and maturing on December 20, 2006.

As we have previously discussed the "Clipper" entities are considered variable interest entities under FIN 46(R) primarily as a result of the owners' right to put the properties to us at some future date. While the debt is included on our books, Sun is not a party to the loans nor is there recourse to Sun. The "Clipper" entities are described more fully in our SEC filing. We expect that the Clipper Partners will refinance the facilities prior to the maturity date and there will be no change in the underlying terms of our arrangement.

Net accounts receivable increased $25.2 million from the end of the third quarter primarily as a result of the addition of $22.7 million of net receivables related to the Peak acquisition. Consolidated DSOs including Peak at December 31, 2005 were 45 days, substantially unchanged from September 30, 2005 and 46 days at December 31, 2004.

The current portion of Restricted Cash increased $1.6 million from September 30, 2005. The current portion includes $13.4 million for worker's comp, $3.6 million for GLPL and $8.1 million, primarily related to debt obligations. The non-current portion of Restricted Cash decreased $200,000 to $35.5 million. The non-current portion includes $32.1 million related to worker's comp and $3.4 million maintained to repay a mortgage.

At December 31 we have $6.9 million in letters of credit collateralizing worker's comp obligations and $5 million collateralizing GLPL.

Property and Equipment showed a net increase of $77.3 million during the fourth quarter to $187.7 million, which reflects the addition of the preliminary estimate of fair value of the Peak property and equipment of $74.6 million plus $5.6 million CapX offset by $2.9 million of amortization and depreciation.

Total debt increased during the quarter by $72 million, primarily as a result of assuming the $95.7 million fair value of assumed Peak debt obligations, less net repayments on our revolver and other long-term debt that I previously mentioned.

Total debt of $197.8 million at December 31, 2005 includes $50.2 million related to the consolidation of the "Clipper" entities that I previously discussed. For the quarter ended December 31, 2005 pursuant to FIN 46(R) we have eliminated net facility rent of $900,000 and included the $50.2 million of mortgage debt of Clipper in our consolidated balance sheet, although we own less than 8% of the voting interest in the Clipper properties and are not directly obligated on the debt.

Using pro forma normalized EBITDA and the EBITDAR for the year-ended December 31, 2005 our leverage at December 31 is as follows: Debt to pro-

forma normalized EBITDA is 4.7 to 1 at December 31, 2005. Adjusted debt to pro-forma normalized EBITDAR is 6.6 to 1 at December 31, 2005. Excluding the Clipper loans, debt to pro-forma normalized EBITDA becomes 3.5 to 1 and adjusted debt to pro-forma normalized EBITDAR becomes 6.4 to 1.

As you know, our self-insurance obligations are reviewed semi-annually by an independent, outside actuary. The reviews are conducted in the second and fourth quarters. As a result of the most recent actuarial review we determined that our prior years GLPL reserves were overstated by $11.2 million with $4.3 million related to our continuing operations and $6.9 million related to discontinued operations. We also determined that our prior years' worker's compensation reserves were overstated by $3.2 million with $1.9 million related to our continuing operations and $1.3 million related to discontinued operations.

At December 31, 2005, after making these adjustments, we carried total Accrued Self-Insurance obligations on our balance sheet, including the current and long-term portions of $147.2 million, down from $156.9 million at September 30, 2005.

Included in these insurance reserves is $86.5 million for GLPL, $56.1 million for worker's comp and $4.6 million for group health. As of December 31, 2005 $86.2 million of the total Accrued Self-Insurance obligations was not collateralized with either restricted cash or letters of credit. Of that amount $77.9 million was attributable to GLPL, $3.7 million to worker's comp and $4.6 million to group health.

Lastly we recorded earnings per share for the year based on 16 million weighted average outstanding shares. At December 31 after giving effect to the Peak transaction and the equity offering, the total number of outstanding common shares was $31.1 million.

That concludes my prepared remarks for today. I will now turn it back over to Rick.

Richard Matros:

Thanks, Bryan. In terms of acquisitions we're going to continue to focus on looking for acquisition opportunities and certainly with the improvements in our balance sheet we have a lot more optionality in terms of financing possibilities.

But the company is not - we don't need to do acquisitions to get more upside out of the company to continue to improve earnings. At this time last year we were a year removed from having a going concern qualification.

In the year since we have improved our income statement and close to breakeven with profits anticipated as stated in our guidance for 2006, we generated posited cash flow the second half of 2005 and now have a balance sheet dramatically improved from a year ago.

On a same-store basis we have plenty of levers to pull and push in terms of improving financial performance. On the inpatient side we'll be focused on occupancy and mix. On the staffing business we're just going to continue to execute as we've been executing things that are going real well for us there.

On the rehab business I've already talked about that in some detail. We see some really nice upside for ourselves there so we're not going to - we will no longer just be victimized by the labor trends that we see in this sector. Home health will remain essentially unchanged. We also will be focused on executing on the Peak synergies and again extracting more costs out of our infrastructure which is really - which we saw start to get some traction in the fourth quarter of 2005.

And with that I'll turn it over to Q&A.